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                                                                    EXHIBIT 99.1


                                                                      [LOGO ATA]

NEWS RELEASE
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          Investor Relations Contacts: David M. Wing, Chief Financial Officer (317) 240-7087
                                Roxanne Butler, Investor Relations Specialist (877) 834-0606
                                                              investor.relations@iflyata.com
                                                 Media Contact: Angela Thomas (317) 240-7518
                                                                public.relations@iflyata.com
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      ATA HOLDINGS CORP. COMMENCES EXCHANGE OFFERS FOR 10 1/2 PERCENT NOTES
                   DUE 2004 and 9 5/8 PERCENT NOTES DUE 2005

INDIANAPOLIS, August 29, 2003 -- ATA Holdings Corp. (NASDAQ: ATAH), the parent company of ATA Airlines, Inc., today announced that it has launched exchange offers (the "Exchange Offers") for $175 million outstanding principal amount of its 10 1/2 percent Senior Notes due 2004 ("2004 Notes") and $125 million outstanding principal amount of its 9 5/8 percent Senior Notes due 2005 ("2005 Notes" and, together with the 2004 Notes, the "Existing Notes") and solicitations of consents to amend the indentures under which the Existing Notes were issued.

Pursuant to the Exchange Offers, ATA Holdings Corp. is offering

         o for each $1,000 principal amount of 2004 Notes tendered for exchange, $940 principal amount of the Company's new 11 percent Senior Notes due 2009 ("2009 Notes") and cash consideration of $60, $30 of which constitutes a consent payment, and

         o for each $1,000 principal amount of 2005 Notes tendered for exchange, $960 principal amount of the Company's new
               10 1/8 percent Senior Notes due 2010 ("2010 Notes" and, together with the 2009 Notes, the "New Notes") and cash consideration of $40, $30 of which constitutes a consent payment.

In each Exchange Offer, the consent payments will only be paid with respect to consents received prior to 5 p.m., Eastern Standard Time, on September 12, 2003, unless extended.

Completion of the Exchange Offers is subject to a number of significant conditions, including receiving valid and un-withdrawn tenders representing at least 85 percent in principal amount of





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each series of Existing Notes and receiving the consent of the Air
Transportation Stabilization Board (ATSB) pursuant to ATA Holdings Corp.'s government guaranteed term loan. The Exchange Offers expire at 5 p.m., Eastern Standard Time, on September 26, 2003, unless extended. Tenders of Existing Notes pursuant to the Exchange Offers may be withdrawn at any time on or prior to 5 p.m., Eastern Standard Time, on September 12, 2003.

The Exchange Offers are being made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The New Notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the New Notes nor a solicitation of tenders of Existing Notes in connection with the Exchange Offers.